As filed with the Securities and Exchange Commission on November 25, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BIOTIME, INC.
(Exact name of Registrant as specified in charter)

California		94-3127919
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

	1301 Harbor Bay Parkway, Suite 100, Alameda, California	94502
	(Address of principal executive offices)	(Zip Code)

2012 Equity Incentive Plan
(Full title of the plan)

ROBERT W. PEABODY
Chief Financial Officer
BioTime, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(Name and address of agent for service)

(510) 521-3390
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
RICHARD S. SOROKO, ESQ.
Thompson, Welch, Soroko & Gilbert LLP
3950 Civic Center Drive, Suite 300
San Rafael, California   94903
Tel. (415) 448-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Options to Purchase Common Shares	4,000,000	--	--	--
Common Shares, no par value(2)	4,000,000	$3.75	$15,000,000	$1,932
Stock Appreciation Rights	4,000,000	--	--	--
Restricted Stock Units	4,000,000	--	--	--
Total Registration Fee				$1,932

(1) Determined pursuant to Rule 457(c) and (h), including the exercise prices of certain options as to which the exercise price has been determined.
(2) Includes shares issuable directly or upon the exercise of the options or in settlement of stock appreciation rights or restricted stock units.  Pursuant to Rule 416, this Registration Statement also includes an indeterminate number of common shares that may be subject to issuance as a result of anti-dilution and other provisions of the Registrant's 2012 Equity Incentive Plan.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2012, Quarterly Reports on Form 10-Q for the periods ended March 31, 2013, June 30, 2013, and September 30, 2013, Current Reports on Form 8-K filed on January 8, January 10, March 7, March 12, March 21, April 30, May 13, May 15, May 23, June 3, June 12,  August 21, August 28, October 4, October 11, October 15, October 28 (two reports filed on such date), and November 1, 2013 (not including any information furnished under Items 2.02 or 7.01, including the related exhibits, which information is not incorporated by reference herein); and all other reports filed by BioTime pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such Form 10-K and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of filing of such documents.  A description of the common shares contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, is also incorporated into this registration statement by reference.

Item 4.	Description of Securities.

This registration statement includes (i) 4,000,000 BioTime common shares, and (ii) options to purchase 4,000,000 common shares, (iii) 4,000,000 stock appreciation rights ("SARs), and (iv) 4,000,000 hypothetical units issued with reference to BioTime common shares ("Restricted Stock Units") granted or that may be granted under the BioTime, Inc. 2012 Equity Incentive Plan  (the "Plan"). As of November 15, 2013, 1,835,000 options had been granted, of which 146,251 were forfeited, and 2,311,251 options remained available for grant under the Plan.  No options have been exercised, no common shares have been issued or sold, and no SARs or Restricted Stock Units have been granted under the plan.

Stock Options

Options granted under the Plan may be either "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or "non-qualified" stock options that do not qualify as incentive stock options. Incentive stock options may be granted only to our employees and employees of our subsidiaries. The exercise price of stock options granted under the Plan must be equal to the fair market of our common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of our stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of our common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of our common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The exercise price of an option may be payable in cash or in common stock having a fair market value equal to the exercise price, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board of Directors or the Compensation Committee of the Board of Directors (the "Committee") may approve.

Incentive stock options granted under the Plan are nontransferable except by will or the laws of descent and distribution and may be exercised only during employment or within three months after termination of such employment, subject to certain exceptions in the event of the death or disability of the optionee.

Options other than incentive stock options under the Code are also nontransferable except by will or the laws of descent and distribution, except to the extent that the Board or Committee permits the optionee to transfer an option to a family member, a trust for family members, or other persons approved by the Board or Committee in its discretion.

Generally, options will be exercisable only while the optionee remains an employee, director or consultant, or during a specific period thereafter as approved by the Board or Committee, but in the case of the termination of an employee, director, or consultant's services due to death or disability, the period for exercising a vested option shall be extended to the earlier of 12 months after termination or the expiration date of the option.

The number of shares covered by the Plan, and the number of shares and the exercise price per share of each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding common shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of issued and outstanding common shares effected without receipt of consideration by us.

Restricted Stock and Restricted Stock Units

In lieu of granting options, we may enter into purchase agreements with employees under which they may purchase or otherwise acquire common shares ("Restricted Stock") or Restricted Stock Units subject to such vesting, transfer, and repurchase terms and restrictions as the Board or Committee may determine. We may permit employees or consultants, but not executive officers or directors, who purchase Restricted Stock to pay for their shares by delivering a promissory note or an installment payment agreement that may be secured by a pledge of their Restricted Stock. We may also issue Restricted Stock for services actually performed by the recipient prior to the issuance of the Restricted Stock.

The Board or Committee may require that Restricted Stock shall be held by us or in escrow pending the expiration or release of the applicable restrictions. Unvested Restricted Stock for which we have not received payment may be forfeited to us, or we may have the right to repurchase unvested shares upon the occurrence of specified events, such as termination of employment.

Subject to the restrictions set by the Board or Committee, a recipient of Restricted Stock generally shall have the rights and privileges of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by us for the recipient's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Board or Committee. The cash dividends or stock dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the recipient in cash or, at the discretion of the Board or Committee, in common shares having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on the Restricted Stock and, if the Restricted Stock is forfeited, the recipient shall have no right to the dividends.

The terms and conditions of a grant of Restricted Stock Units shall be determined by the Board or Committee. No common shares shall be issued at the time a Restricted Stock Unit is granted, and we will not be required to set aside a fund for the payment of any such award. A recipient of Restricted Stock Units shall have no voting rights with respect to the Restricted Stock Units. Upon the expiration of the restrictions applicable to a Restricted Stock Unit, we will either issue to the recipient, without charge, one common share per Restricted Stock Unit or cash in an amount equal to the fair market value of one common share.

At the discretion of the Board or Committee, each Restricted Stock Unit (representing one common share) may be credited with cash and stock dividends paid in respect of one common share ("Dividend Equivalents").  Dividend Equivalents shall be withheld by us for the recipient's account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Board or Committee. Dividend Equivalents credited to a recipient's account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Board or Committee, in common shares having a fair market value equal to the amount of the Dividend Equivalents and earnings, if applicable, upon settlement of the Restricted Stock Unit. If a Restricted Stock Unit is forfeited, the recipient shall have no right to the related Dividend Equivalents.

SARs

An SAR is the right to receive, upon exercise, an amount payable in cash or shares or a combination of shares and cash, as determined by the Board or Committee, equal to the number of shares subject to the SAR that is being exercised, multiplied by the excess of (a) the fair market value of a common share on the date the SAR is exercised, over (b) the exercise price specified in the SAR award agreement. SARs may be granted either as free standing SARs or in tandem with options, and with such terms and conditions as the Board or Committee may determine. No SAR may be exercised later than 10 years after the date of grant.

The exercise price of an SAR will be determined by the Board or Committee, but shall not be less than 100% of the fair market value of one common share on the date of grant. An SAR granted in conjunction with an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that the SAR by its terms shall be exercisable only when the fair market value per share exceeds the exercise price per share of the SAR or related option. Upon any exercise of an SAR granted in tandem with an option, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the SAR has been exercised. The number of shares for which an SAR issued in tandem with an option shall be exercisable shall be reduced by the number of shares for which the related option has been exercised.

Changes in Shares Under the Plan

In the event of changes in the outstanding common shares or in our capital structure by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization, the terms of Awards granted under the Plan, and the maximum number of shares subject to all Awards under the Plan or with respect to which any one person may be granted Awards during any one year period, will be equitably adjusted or substituted, as to the number, price or kind of shares or other consideration subject to the Awards to the extent necessary to preserve the economic intent of the Awards. In making such adjustments, the Board or Committee shall generally ensure that the adjustments will not constitute a modification, extension or renewal of an incentive stock option within the meaning of Section 424(h)(3) of the Code, and in the case of non-qualified options, ensure that any adjustments will not constitute a modification of such non-qualified options within the meaning of Section 409A of the Code, and that adjustments or substitutions of Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not cause us to be denied a tax deduction on account of Section 162(m) of the Code.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations under certain conditions and subject to certain limitations.  In addition, Section 204(a)(10) of the California Corporations Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions.  Article Four of the Articles of Incorporation of the Registrant contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

Exhibit
Numbers	Description

4.1	Specimen of Common Share Certificate. (1)

4.2	2012 Equity Incentive Plan (2)

5.1	Opinion of Counsel*

23.1	Consent of Rothstein Kass*

23.2	Consent of Counsel (Included in Exhibit 5.1)

(1) Incorporated by reference to Registration Statement on Form S-1, File Number 33-44549 filed with the Securities and Exchange Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively.

(2) Incorporated by reference to BioTime's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2013.

* Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on November 25, 2013.

BIOTIME, INC.
By	s/Michael D. West
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

s/ Michael D. West	Chief Executive Officer and Director	November 25, 2013
MICHAEL D. WEST	(Principal Executive Officer)

s/ Robert W. Peabody	Chief Financial Officer	November 25, 2013
ROBERT W. PEABODY	(Principal Financial and Accounting Officer)

	Director	November __ 2013
FRANKLIN M. BERGER

/s/ Neal C. Bradsher	Director	November 25, 2013
NEAL C. BRADSHER

/s/ Stephen C. Farrell	Director	November 25, 2013
STEPHEN C. FARRELL

/s/ Alfred D. Kingsley	Director	November 25, 2013
ALFRED D. KINGSLEY

	Director	November __ 2013
PEDRO LICHTINGER

	Director	November __ 2013
HENRY L. NORDHOFF

s/ Judith Segall	Director	November 25, 2013
JUDITH SEGALL

	Director	November __ 2013
ANDREW C. von ESCHENBACH

EXHIBIT INDEX

Exhibit
Numbers	Description

4.1	Specimen of Common Share Certificate. (1)

4.2	2012 Equity Incentive Plan (2)

5.1	Opinion of Counsel*

23.1	Consent of Rothstein Kass*

23.2	Consent of Counsel (Included in Exhibit 5.1)

(1) Incorporated by reference to Registration Statement on Form S-1, File Number 33-44549 filed with the Securities and Exchange Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively.

(2) Incorporated by reference to BioTime's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2013.

* Filed herewith.